Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated October 7, 2020, relating to the consolidated balance sheets of Rush Street Interactive, LP as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in redeemable cumulative preferred units and members’ deficit and cash flows for the years ended December 31, 2019 and 2018, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 15, 2020